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Exhibit 10.18

SERIES C-1 PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES C-1 PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 28th day of September, 2007, by and between OMNEON VIDEO NETWORKS, INC., a Delaware corporation (the "Company"), and SONY ELECTRONICS INC., a Delaware corporation (the "Investor")

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.    Purchase and Sale of Stock.

          1.1    Restated Certificate.    The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A (the "Restated Certificate").

          1.2    Purchase and Sale of Stock.    The Company has authorized the issuance and sale, upon the terms and subject to the conditions of this Agreement, of an aggregate of up to 1,042,390 shares of the Company's Series C-1 Preferred Stock, par value $0.001 per share (the "Series C-1 Preferred Stock"), at a per share purchase price of $14.39, and the issuance of the shares of Common Stock, par value $0.001 (the "Common Stock"), issuable upon the conversion of the Shares. The shares of Series C-1 Preferred Stock to be issued and sold by the Company to the Investor pursuant to this Agreement at the Closing are referred to herein as the "Shares". The Shares and the Common Stock will have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

          1.3    Closing:    Subject to the terms and conditions hereof, the Closing shall take place on September 28, 2007 (the "Closing"). At the Closing, the Company shall deliver to the Investor a certificate representing the Shares against payment of the purchase price therefor by check payable to the Company, wire transfer of funds to the Company or any combination of the foregoing.

          1.4    Terms of Closing.    The Investor, by delivery of the appropriate executed counterpart signature pages, shall become a party to this Agreement, the Fourth Amended and Restated Investor Rights Agreement, dated as of March 26, 2004, among the Company and the other parties thereto (the "Investor Rights Agreement"), the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 26, 2004, among the Company and the other parties thereto (the "Co-Sale Agreement"), and the Fourth Amended and Restated Voting Agreement, dated as of March 26, 2004, as amended, among the Company and the other parties thereto (the "Voting Agreement"), through the execution of, respectively, the Amendment Agreement to the Fourth Amended and Restated Investor Rights Agreement of even date herewith in substantially the form attached hereto as Exhibit B (the "Investor Rights Agreement Amendment"), the Amendment Agreement to the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith in substantially the form attached hereto as Exhibit C (the "Co-Sale Agreement Amendment"), and the Amendment Agreement to the Fourth Amended and Restated Voting Agreement of even date herewith in substantially the form attached hereto as Exhibit D (the Voting Agreement Amendment"), as well as any other agreement to which the Company and the Investor are parties, the execution and delivery of which is contemplated hereby (together with the Investor Rights Agreement Amendment, the Co-Sale Agreement Amendment and the Voting Agreement Amendment, the "Ancillary Agreements"), and shall have the rights and obligations of an Investor hereunder and thereunder.

        2.    Representations and Warranties of the Company.    The Company hereby represents and warrants as of the date of the Closing as follows:

          2.1    Financial Statements.    The financial statements and the related notes thereto of the Company and its consolidated subsidiaries for fiscal year 2006 provided in the disclosure statement attached hereto as Exhibit E (the "Disclosure Statement") comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder (collectively, the "Securities Act")) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Exchange Act"), as applicable. Those financial statements, along with unaudited financial statements for the eight month-period ended August 31, 2007, present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except to the extent necessary to effect changes in such generally accepted accounting principles or other applicable accounting standards), except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments; and the other financial information included in the Disclosure Statement has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby.

          2.2    No Material Adverse Change.    Since the date of the most recent financial statements of the Company included in the Disclosure Statement, (i) there has not been any material change in the long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, properties, management, financial position, stockholders' equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Disclosure Statement.

          2.3    Organization and Good Standing.    The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, financial position, stockholders' equity, results of operations or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in the Disclosure Statement, and the Company wholly owns each of the subsidiaries listed.

          2.4    Capitalization.    The authorized capital stock of the Company consists of 38,000,000 shares of Common Stock, par value $0.001, of which 2,912,911 are issued and outstanding, and 18,569,272 shares of Preferred Stock ("Preferred Stock"), par value $0.001, of which 11,363,661 are designated Series A-1 Preferred Stock, all of which are issued and outstanding; 512,901 are designated Series A-2.1 Preferred Stock, all of which are issued and outstanding; 1 is designated Series A-2.2 Preferred Stock, which is issued and outstanding; 27,557 are designated Series A-3 Preferred Stock, all of which are issued and outstanding; 21,275 are designated Series A-4 Preferred Stock, all of which are issued and outstanding; 99 are designated Series A-5 Preferred Stock, all of which are issued and outstanding; 479,436 are designated Series A-6 Preferred Stock, none of which are issued and outstanding; 5,121,952 are designated Series B-1 Preferred Stock, all of which are issued and outstanding; and 1,042,390 are designated Series C-1 Preferred Stock, none of which are issued and outstanding. The Company also has: (i) 6,503,821 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan (the "Plan"), of which 3,784,170 are subject to currently issued and unexercised options, and up to 99,667 are available for future grant under the Plan; and (ii) 479,436 shares of Series A-6 Preferred Stock reserved for issuance upon exercise of outstanding warrants. Except as set forth above in this Section 2.4, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from the Company (or any of its subsidiaries) of any securities of the Company (or any of its subsidiaries) nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal (other than as contemplated in the Investor Rights Agreement). All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of the Company's capital stock have been issued in compliance with state and federal securities laws. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.

          2.5    Due Authorization.    The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement has been duly and validly taken. This Agreement has been duly authorized, executed and delivered by the Company, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to: 1) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; 2) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and 3) limitations on the enforceability of any indemnification provisions.

          2.6    The Shares.    The Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued and fully paid free and clear of all liens, encumbrances, claims, or defects; and the issuance of the Shares is not subject to any preemptive or similar rights.

          2.7    No Violation or Default.    Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-Laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.8    No Conflicts.    The execution, delivery and performance by the Company of this Agreement and the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or By-Laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.9    No Consents Required.    No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement.

          2.10    Legal Proceedings.    Except as described in the Disclosure Statement, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under this Agreement; no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others.

          2.11    Title to Real and Personal Property.    The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the business of the Company taken as a whole and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and such personal property is usable by the Company in the ordinary course of its business.

          2.12    Intellectual Property.

            (a)    Title to Intellectual Property.    The Company and its subsidiaries own or possess or can acquire on reasonable terms all patents, patent applications, inventions, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names, copyrights, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property necessary for the conduct of the businesses of the Company and its subsidiaries taken as a whole in all material respects ("Intellectual Property"); and to the knowledge of the Company, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and except as described in the Disclosure Statement, the Company and its subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company's knowledge, there are no valid and enforceable rights of third parties to the Intellectual Property that are or would be infringed by the business currently conducted by the Company and its subsidiaries. All Intellectual Property owned by the Company or its subsidiaries is free and clear of all liens, encumbrances, defects or other restrictions, except as could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and the Company is not aware of any reasonable basis for a finding that any of the Intellectual Property is invalid or unenforceable. The Company and its subsidiaries have paid all applicable maintenance fees, filed applicable statements of use, timely responded to office actions, and disclosed any required information to applicable governmental authorities with respect to its registered Intellectual Property.

            (b)    No Judgments Affecting Intellectual Property.    The Company and its subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor have they entered into or are parties to any contract, which materially restricts or impairs their use of any Intellectual Property.

            (c)    Confidential Information and Invention Assignments.    The Company has taken all reasonable actions to protect its rights in confidential information and trade secrets that are material to its business, protect any material confidential information provided to it by any other person, and obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors and which are material to the Company's business. All founders, key employees and any other employees involved in the development of software for the Company that is material to the Company's business have signed confidentiality and invention assignment agreements with the Company.

          2.13    No Undisclosed Relationships.    No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is not described in the Disclosure Statement.

          2.14    Taxes.    The Company and its subsidiaries have paid all material federal, state, local and foreign taxes and filed all federal and material state or foreign tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Disclosure Statement, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets that is material to the business, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole.

          2.15    Licenses and Permits.    The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Disclosure Statement, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

          2.16    No Labor Disputes.    No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries' principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect.

          2.17    Compliance With Environmental Laws.    (i) The Company and its subsidiaries (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, "Environmental Laws"); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, certificates, licenses or other authorizations or approvals, receipt of notice or cost or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) except as described in the Disclosure Statement, (x) there are no proceedings that are pending, or that are known by the Company to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding it which it is reasonably believed would not result in a liability to the Company that would be material to the business or financial position of the Company and its subsidiaries taken as a whole, and (y) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

          2.18    Compliance with ERISA.    (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which the Company or any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) would have any liability (each, a "Plan") has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no "accumulated funding deficiency" as defined in Section 412 of the Code has been incurred, whether or not waived, has occurred or is reasonably expected to occur; (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no "reportable event" (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA).

          2.19    Insurance.    The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

          2.20    No Restrictions on Subsidiaries.    No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's properties or assets to the Company or any other subsidiary of the Company.

          2.21    No Broker's Fees.    Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Shares hereunder.

        3.    Representations and Warranties of the Investor.    The Investor hereby represents and warrants as follows:

          3.1    Experience.    The Investor is experienced in evaluating companies such as the Company, and has either individually or through its current officers such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor's prospective investment in the Company, and has the ability to bear the economic risks of the investment.

          3.2    Purchase Entirely for Own Account.    The Investor shall acquire the Shares (and the Common Stock issuable upon conversion thereof) for investment for the Investor's own account and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares (and the Common Stock issuable upon conversion thereof) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares (or any Common Stock issued upon conversion thereof). The Investor understands and acknowledges that the offering of the Shares (and the Common Stock issuable upon conversion thereof) pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

          3.3    Accreditation Status.    The Investor is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

          3.4    Rule 144.    The Investor acknowledges that the Shares (and the Common Stock issuable upon conversion thereof) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. The Investor covenants that, in the absence of an effective registration statement covering the stock in question, the Investor will sell, transfer, or otherwise dispose of the Shares (and the Common Stock issuable upon conversion thereof) only in a manner consistent with the Investor's representations and covenants set forth in this Section 3. In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

          3.5    Access to Data.    The Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company's business, management and financial affairs with its management and to review the Company's facilities.

          3.6    Authorization.    This Agreement when executed and delivered by the Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to: (a) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and (c) limitations on the enforceability of any indemnification provisions.

          3.7    Principal Address.    For state securities law purposes, the principal address of the Investor is that set forth below.

        4.    Conditions of the Investor's Obligations to Close.    The obligation of the Investor to purchase Shares at the Closing is subject to the satisfaction of the following conditions, unless waived by the Investor:

          4.1    Restated Certificate.    The Restated Certificate shall have been filed with the Secretary of State of Delaware.

          4.2    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 shall be true in all material respects.

          4.3    Performance.    The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.4    Qualifications.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required prior to the lawful issuance and sale of the Shares to be issued pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          4.5    Investor Rights Agreement Amendment.    The Company, the Investor, the holders of a majority of the Registrable Securities (as defined in the Investor Rights Agreement), and the holders of a majority of the aggregate outstanding Shares (as defined in the Investor Rights Agreement) held by the Founders (as defined in the Investor Rights Agreement) shall have entered into the Investor Rights Agreement Amendment.

          4.6    Co-Sale Agreement Amendment.    The Company, the Investor, the holders of a majority of the Common Stock held by all Principals (as defined in the Co-Sale Agreement), and the holders of a majority-in-interest of the Common Stock issued, or issuable upon conversion of any Preferred Stock, held by all Investors (as defined in the Co-Sale Agreement) shall have entered into the Co-Sale Agreement Amendment.

          4.7    Voting Agreement Amendment.    The Company, the Investor, the holders of a majority of the Common Stock held by all Founders (as defined in the Voting Agreement) and Executive Officers (as defined in the Voting Agreement), and the holders of a majority-in-interest of the Common Stock issued, or issuable upon conversion of any Preferred Stock, held by all Investors (as defined in the Voting Agreement) shall have entered into the Voting Agreement Amendment.

          4.8    No Government Action.    No provision of any applicable law or regulation and no judgment, injunction order or decree issued by any court or government body having competent jurisdiction shall prohibit the consummation of this Agreement.

          4.9    Compliance Certificate.    The President of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 through and including 4.8 have been fulfilled and that, at the Closing:

            1)    The Company and its subsidiaries maintain an effective system of "disclosure controls and procedures" (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure; and

            2)    The Company and its subsidiaries maintain systems of "internal control over financial reporting" (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.10    Secretary's Certificate.    The Investor shall have received from the Company's Secretary a certificate having attached thereto (i) the Company's Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company's By-laws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, and (iv) good standing certificates (including tax good standing) with respect to the Company from the applicable authorities in Delaware and any other jurisdiction in which the Company is qualified to do business, dated as of a recent date on or before the Closing.

          4.11    Opinion of Company Counsel.    The Investor shall have received from Fenwick & West LLP, counsel for the Company, an opinion, dated as of the Closing, in a form reasonably acceptable to the Investor.

        5.    Conditions of the Company's Obligations to Close.    The obligations of the Company to sell and issue the Shares at the Closing are subject to the satisfaction of the following conditions, unless waived by the Company:

          5.1    Representations and Warranties.    The representations and warranties of the Investor contained in Section 3 shall be true with respect to the Investor on and as of the date of the

  Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2    Investor Rights Agreement Amendment.    The Company, the Investor, the holders of a majority of the Registrable Securities as defined in the Investor Rights Agreement, and the holders of a majority of the aggregate outstanding Shares (as defined in the Investor Rights Agreement) held by the Founders shall have executed the Investor Rights Agreement Amendment.

          5.3    No Government Action.    No provision of any applicable law or regulation and no judgment, injunction order or decree issued by any court or government body having competent jurisdiction shall prohibit the consummation of this Agreement.

        6.    Post-Closing Covenants.

          6.1    Put Option upon Sale of Interest to Panasonic.    If Panasonic (the "Competitor") acquires from the Company, in one or more transactions, for a purchase price equal to or greater than $3,000,000, voting capital stock of the Company (a "Competitor Transaction"), and if the Investor holds at least 210,000 shares of Series C-1 Preferred Stock or the shares of Common Stock receivable upon conversion thereof (as adjusted for any Recapitalizations (as defined in the Restated Certificate)), the Investor shall have the option to require the Company to purchase all (but not less than all) of the Investor's then outstanding shares of Series C-1 Preferred Stock and/or Common Stock. The Company shall, within ten (10) business days after the consummation of the Competitor Transaction, send the Investor written notice (a "Competitor Interest Notice") by express delivery or certified mail, return receipt requested, notifying the Investor of the Competitor Transaction and advising the Investor of its option to require the Company to acquire all shares of Series C-1 Preferred Stock and/or Common Stock then held by the Investor. The Investor may exercise its option under this paragraph by delivering written notice to the Company notifying the Company of its decision to exercise this option, such notice to be delivered during a period of fifteen (15) days after the Investor's receipt of the Competitor Interest Notice. If the Investor fails to deliver the written notice specified in the preceding sentence within the 15 day period described above, the option granted under this paragraph shall automatically expire at 11:59 p.m., Pacific Time, on the 15th day after such Investor's receipt of the Competitor Interest Notice and the provisions of this paragraph shall terminate and no longer be in effect. If the Investor timely exercises its option under the terms of this paragraph, then the Company shall be required to purchase, within thirty (30) days after receipt of written notice from the Investor of the exercise of its option hereunder, the Investor's then-outstanding shares of Series C-1 Preferred Stock and/or Common Stock of the Company for cash at a price equal to the greater of (a) $14.39 per share (as adjusted for any Recapitalizations) or (b) the same price per share (calculated on an as-converted to Common Stock basis for purposes of the shares sold in the Competitor Transaction and the Series C-1 Preferred Stock shares) paid by the Competitor in the Competitor Transaction, provided that the Company may assign its obligations hereunder to one or more parties, in whole or in part. In order to consummate the exercise of this option, Investor must sign such stock purchase documentation as reasonably requested by the Company. This option and the provisions of this paragraph shall expire and terminate immediately prior to the earlier of the consummation of a Liquidation Event (as defined in the Restated Certificate) or the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price to the public is at least $4.10 (before deduction of underwriters' discounts and commissions and which price shall be adjusted for any Recapitalizations), and (ii) the aggregate public offering price (before deduction of underwriters' discounts and commissions) is at least $25,000,000.

          6.2    Collaboration Agreement.    The Company and Sony Corporation, the Investor's parent company, will diligently and in good faith complete negotiations of, execute and deliver a definitive collaboration agreement.

          6.3    Lock-Up Agreement.    Investor agrees to enter into the Lock-Up Agreement in substantially the form attached hereto as Exhibit F (the "Lock-Up Agreement") once holders of a majority of the Company's Preferred Stock (on an as-converted to common stock basis) outstanding immediately prior to Closing shall have entered into the Lock-Up Agreement.

        7.    Miscellaneous.

          7.1    Governing Law.    This Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.

          7.2    Survival.    The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the Closing. All statements of the Company as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

          7.3    Cumulative Rights.    Except as specifically provided in this Agreement, the rights and remedies of the parties set forth herein shall be cumulative and in addition to any rights and remedies available at law and/or in equity.

          7.4    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Investor to purchase Shares shall not be assignable without the consent of the Company.

          7.5    Entire Agreement; Amendment.    This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

          7.6    Termination of Prior Agreement.    That certain Common Stock Purchase Agreement entered into by the Company and the Investor, dated as of February 13, 2007, is hereby terminated and of no further force or effect.

          7.7    Notices, Etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, or sent by facsimile or e-mail, addressed (a) if to the Investor, at the Investor's address set forth below, or at such other address or e-mail address or facsimile number as the Investor shall have furnished to the Company in writing, or (b) if to the Company, at its address at 965 Stewart Drive, Sunnyvale, California 94085-3913, addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investor. If notice is provided by mail, notice shall be deemed to be given upon proper deposit in a mailbox.

          7.8    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to the Investor upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this

  Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

          7.9    California Corporate Securities Law.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          7.10    Expenses.    The Company and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that, promptly following the Closing and delivery to the Company of a reasonably detailed invoice, the Company shall pay the customary fees and expenses of outside legal counsel to the Investor and actual out of pocket expenses incurred by the Investor for the diligence respecting the transaction contemplated hereby, in an amount not to exceed in the aggregate twenty-five thousand dollars ($25,000).

          7.11    Finder's Fee.    The Company shall indemnify and hold the Investor harmless and the Investor shall indemnify and hold the Company harmless from any liability for any commission or compensation in the nature of a finder's fee (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of their respective partners, employees, or representatives, as the case may be, is responsible.

          7.12    Counterparts.    This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

          7.13    Severability.    If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms unless either party determines same to be material to it, in which event the parties will diligently and in good faith negotiate a replacement provision that attempts to achieve the same objective.

          7.14    Attorney's Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          7.15    Specific Performance.    Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, each such party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and all such parties shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

* * * *

[SIGNATURES ON NEXT PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OMNEON VIDEO NETWORKS, INC.
By:	/s/ Joseph Kennedy Joseph Kennedy President and Chief Executive Officer
SONY ELECTRONICS INC.
By:	/s/ Gen Tsuchikawa
Print Name:	Gen Tsuchikawa
Title:	Senior Vice President & Corporate Treasurer
Address:	Sony Electronics, Inc. 16530 Via Esprillo, MZ 7325 San Diego, CA 92127-1804
Phone:	858-942-2558
Fax:	858-942-2704

EXHIBITS

Exhibit A:	Restated Certificate of Incorporation
Exhibit B:	Amendment Agreement to the Fourth Amended and Restated Investor Rights Agreement
Exhibit C:	Amendment Agreement to the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit D:	Amendment Agreement to the Fourth Amended and Restated Voting Agreement
Exhibit E:	Disclosure Statement
Exhibit F:	Lock-Up Agreement

[SIGNATURE PAGE TO THE OMNEON VIDEO NETWORKS, INC.
SERIES C-1 PREFERRED STOCK PURCHASE AGREEMENT]

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  Exhibit 10.18
SERIES C-1 PREFERRED STOCK PURCHASE AGREEMENT